Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2013 RESULTS

•	Net income was $2.16 per share, including income of $0.06 per share from certain items. Adjusted net income was $2.10 per share (refer to page 14).

•	Medical enrollment totaled 35.5 million members as of September 30, 2013.

•	Full year 2013 net income is now expected to be at least $8.45 per share, including income of $0.05 per share from certain items. Adjusted net income is now expected to be at least $8.40 per share (refer to page 14).

•	Board of Directors declares fourth quarter 2013 dividend of $0.375 per share.

Indianapolis, Ind. – October 23, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2013 net income was $656.2 million, or $2.16 per share. These results included net income of $0.06 per share, reflecting a favorable tax election and net investment gains, which were partially offset by expenses related to the early retirement of debt. Net income in the third quarter of 2012 was $691.2 million, or $2.15 per share, and included net income of $0.06 per share, reflecting net investment gains partially offset by acquisition-related costs.

Excluding the items noted in each period, adjusted net income was $2.10 per share in the third quarter of 2013, an increase of 0.5 percent compared with adjusted net income of $2.09 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“I am pleased to report another solid quarter for WellPoint, and a continuation of the positive business momentum we’ve developed across the organization. I am encouraged by the results in both our Commercial and Government segments in this dynamic marketplace. Today we are raising our 2013 membership and EPS guidance, reflecting our strong performance, our continued preparation and the outlook for coming market changes under the Affordable Care Act,” said Joseph Swedish, chief executive officer.

“Our third quarter results were driven primarily by lower than anticipated medical cost experience as well as favorable membership and revenue. Our results were also supported by strong operating cash flow generation,” said Wayne DeVeydt, executive vice president and chief financial officer. “Year-to-date through September 30, 2013, we have repurchased five percent of the shares outstanding at year-end 2012 for $1.2 billion. The Board of Directors increased our share repurchase authorization by $3.5 billion during the third quarter, signaling their confidence in our ability to continue deploying capital appropriately while pursuing growth opportunities across our business segments.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 35.5 million members at September 30, 2013, an increase of 2.0 million members, or 6.0 percent, from 33.5 million at September 30, 2012. Medicaid membership increased by more than 2.4 million members due to the acquisition of Amerigroup in the fourth quarter of 2012. The increase in Medicaid enrollment was partially offset by declines of 365,000 and 61,000 members in the Commercial and Medicare businesses, respectively.

Medical enrollment decreased sequentially by 158,000 members, or 0.4 percent, during the third quarter of 2013, primarily in the Medicaid business. This was due to the transition of the Healthy Families program to Medi-Cal in California and the expiration of the Company’s Medicaid contract in Ohio.

Operating Revenue: Operating revenue totaled $17.7 billion in the third quarter of 2013, an increase of $2.6 billion, or 17.2 percent, compared with approximately $15.1 billion in the prior year quarter. The increase was driven by the inclusion of Amerigroup business in the third quarter of 2013. The increase from Amerigroup was partially offset by lower Medicare revenue due to the decline in membership. Operating revenue in the Commercial segment increased slightly compared with the prior year quarter.

Benefit Expense Ratio: The benefit expense ratio was 84.9 percent in the third quarter of 2013, a decrease of 50 basis points from 85.4 percent in the prior year quarter, primarily due to improvements in the Medicare business. The Company also experienced modest declines in the ratios for its Commercial business and its California Medicaid operations. These improvements were partially offset by the inclusion of Amerigroup business in the current year quarter, as this business carries a higher average benefit expense ratio than the consolidated Company average, and increased benefit expense in the cost-plus Federal Employee Program (“FEP”).

Medical claims reserves established at December 31, 2012, developed in-line with the Company’s expectation during the first nine months of 2013.

Medical Cost Trend: The Company now expects that underlying Local Group medical cost trend will be in the range of 6.0 percent, plus or minus 50 basis points, for the full year 2013. Unit cost increases and utilization have been lower than anticipated through the first nine months of 2013.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.0 days as of September 30, 2013, a decrease of 0.5 days from 40.5 days as of June 30, 2013. The decline was due primarily to changes in the timing of claims payments between periods.

SG&A Expense Ratio: The SG&A expense ratio was 14.5 percent in the third quarter of 2013, an increase of 80 basis points from 13.7 percent in the third quarter of 2012. The increase reflected higher investment spending during the current year quarter in preparation for coming growth opportunities, and increased incentive compensation expense. These impacts were partially offset by the inclusion of Amerigroup business in the current period, as this business carries a lower average SG&A expense ratio than the consolidated Company average.

Operating Cash Flow: Operating cash flow totaled approximately $1.4 billion, or 2.1 times net income in the third quarter of 2013, and approximately $2.8 billion, or 1.2 times net income, for the first nine months of 2013.

Share Repurchase Program: During the third quarter of 2013, the Company repurchased nearly 6.5 million shares of its common stock for $554.9 million. Through the first nine months of 2013, the Company repurchased 15.6 million shares of stock, or 5.1 percent of the shares outstanding as of December 31, 2012, for approximately $1.2 billion, or a weighted-average price of $74.86. As of September 30, 2013, the Company had approximately $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2013, the Company paid a quarterly dividend of $0.375 per share, representing a distribution of cash totaling $111.4 million. On October 22, 2013, the Board of Directors declared a quarterly dividend to shareholders for the fourth quarter of 2013 of $0.375 per share. The fourth quarter dividend is payable on December 23, 2013, to shareholders of record at the close of business on December 9, 2013.

Investment Portfolio & Capital Position: During the third quarter of 2013, the Company recorded net investment gains of $69.2 million pre-tax, consisting of net realized gains from the sale of securities totaling $95.4 million, partially offset by other-than-temporary impairments totaling $26.2 million. During the third quarter of 2012, the Company recorded net investment gains of $50.8 million pre-tax, consisting of net realized gains from the sale of securities totaling $54.6 million, partially offset by other-than-temporary impairments totaling $3.8 million.

As of September 30, 2013, the Company’s net unrealized gain position in the investment portfolio was $726.3 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $464.7 million and $261.6 million, respectively. As of September 30, 2013, cash and investments at the parent company totaled approximately $1.7 billion.

Loss on extinguishment of debt: During the third quarter of 2013, the Company repurchased $1.1 billion aggregate principal amount of outstanding notes. The early retirement of this debt resulted in a pre-tax expense of $145.3 million during the quarter, but is expected to generate interest savings for the Company in the future.

Effective income tax rate: On a GAAP basis, the Company’s effective income tax rate was 25.7 percent in the third quarter of 2013, a decrease of 690 basis points from 32.6 percent in the third quarter of 2012. The decline was driven primarily by a favorable tax election made subsequent to the Amerigroup acquisition, which resulted in a $65 million tax benefit in the third quarter of 2013.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and FEP); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30
(In millions)	2013	2012	Change		2013	2012	Change
Operating Revenue
Commercial & Specialty Business	$9,789.1	$9,751.2	0.4%		$29,358.7	$29,391.7	(0.1%)
Government Business	7,931.1	5,374.1	47.6%		23,493.5	16,039.2	46.5%
Other	12.8	8.4	52.4%		24.3	26.3	(7.6%)

Total Operating Revenue	17,733.0	15,133.7	17.2%		52,876.5	45,457.2	16.3%
Operating Gain / (Loss)
Commercial & Specialty Business	$688.2	$852.3	(19.3%)		$2,869.9	$2,863.2	0.2%
Government Business	326.5	169.0	93.2%		757.6	381.8	98.4%
Other	(5.3)	(17.5)	69.7%		(18.8)	(36.9)	49.1%

Total Operating Gain	1,009.4	1,003.8	0.6%		3,608.7	3,208.1	12.5%
Operating Margin
Commercial & Specialty Business	7.0%	8.7%	(170	) bp	9.8%	9.7%	10	bp
Government Business	4.1%	3.1%	100	bp	3.2%	2.4%	80	bp
Total Operating Margin	5.7%	6.6%	(90	) bp	6.8%	7.1%	(30	) bp

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $688.2 million in the third quarter of 2013, a decrease of $164.1 million, or 19.3 percent, from $852.3 million in the third quarter of 2012. This was driven primarily by higher SG&A expense in the current year quarter, reflecting investment spending in preparation for health insurance exchanges and increased compensation expense due to favorable year-to-date operating performance. The increases in SG&A expense were partially offset by a modest decline in the Commercial segment benefit expense ratio.

Government Business: Operating gain in the Government segment was $326.5 million in the third quarter of 2013, an increase of $157.5 million, or 93.2 percent, from $169.0 million in the third quarter of 2012. The increase reflected the inclusion of Amerigroup business in the current year quarter and operating improvements in the Medicare business, including favorable reserve development.

Other: The Company reported an operating loss of $5.3 million in the Other segment for the third quarter of 2013, compared with an operating loss of $17.5 million in the prior year quarter. The change reflected lower unallocated corporate expenses in the current period.

OUTLOOK

Full Year 2013:

•	Net income is now expected to be at least $8.45 per share, including net income of $0.05 per share related to the following items:

•	Net investment gains of $0.20 per share from the first nine months of 2013;

•	Tax benefits of $0.21 per share related to the favorable tax election in the third quarter of 2013;

•	Expenses of $0.31 per share related to the early retirement of debt in the third quarter of 2013; and

•	Costs of $0.05 per share related to the early termination notice of Amerigroup’s PBM contract in the second quarter of 2013 (refer to page 14).

•	Excluding these items, adjusted net income is now expected to be at least $8.40 per share.

•	Year-end medical enrollment is now expected to be approximately 35.6 million.

•	Operating revenue is expected to be in the range of $70.0 to $72.0 billion.

•	The benefit expense ratio is now expected to be in the range of 85.0 percent, plus or minus 50 basis points.

•	The SG&A expense ratio is now expected to be in the range of 14.0 to 14.5 percent.

•	Operating cash flow is now expected to be approximately $3.0 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 272705. The replay will be available from 11 a.m. EDT today until the end of the day on November 6, 2013. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts: Investor Relations	Media
Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With more than 67 million people served by our affiliated companies including approximately 36 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup, CareMore and 1-800 CONTACTS, Inc. subsidiaries. To find out more about us, go to wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2013	2012	2012	2012	2012
Medical Membership
Customer Type
Local Group	14,497	14,634	14,602	(0.9%)	(0.7%)
National Accounts	6,797	6,999	7,019	(2.9%)	(3.2%)
BlueCard	5,079	5,016	5,062	1.3%	0.3%

Total National	11,876	12,015	12,081	(1.2%)	(1.7%)
Individual	1,807	1,855	1,862	(2.6%)	(3.0%)
Medicaid	4,323	4,520	1,891	(4.4%)	128.6%
Medicare	1,477	1,586	1,538	(6.9%)	(4.0%)
FEP	1,528	1,520	1,519	0.5%	0.6%

Total Medical Membership	35,508	36,130	33,493	(1.7%)	6.0%

Funding Arrangement
Self-Funded	20,139	20,176	20,172	(0.2%)	(0.2%)
Fully-Insured	15,369	15,954	13,321	(3.7%)	15.4%

Total Medical Membership	35,508	36,130	33,493	(1.7%)	6.0%

Reportable Segment
Commercial & Specialty Business	28,180	28,504	28,545	(1.1%)	(1.3%)
Government Business	7,328	7,626	4,948	(3.9%)	48.1%

Total Medical Membership	35,508	36,130	33,493	(1.7%)	6.0%

Other Membership & Customers
Behavioral Health Membership	24,345	24,156	24,386	0.8%	(0.2%)
Life and Disability Membership	4,750	4,838	4,895	(1.8%)	(3.0%)
Dental Membership	4,900	4,863	4,871	0.8%	0.6%
Managed Dental Membership	4,888	4,103	4,103	19.1%	19.1%
Vision Membership	4,723	4,519	4,435	4.5%	6.5%
Medicare Advantage Part D Membership	625	734	689	(14.9%)	(9.3%)
Medicare Part D Stand-Alone Membership	477	574	579	(16.9%)	(17.6%)
Retail Vision Customers	3,127	3,130	3,112	(0.1%)	0.5%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	September 30
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$16,580.9	$14,037.1	18.1%
Administrative fees	1,027.8	955.6	7.6%
Other revenue	124.3	141.0	(11.8%)

Total operating revenue	17,733.0	15,133.7	17.2%
Net investment income	167.6	168.6	(0.6%)
Net realized gains on investments	95.4	54.6	74.7%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(27.1)	(3.8)	613.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	0.9	—	NM	(1)

Other-than-temporary impairment losses recognized in income	(26.2)	(3.8)	589.5%

Total revenues	17,969.8	15,353.1	17.0%
Expenses
Benefit expense	14,075.0	11,984.8	17.4%
Selling, general and administrative expense
Selling expense	377.3	390.2	(3.3%)
General and administrative expense	2,202.7	1,688.4	30.5%

Total selling, general and administrative expense	2,580.0	2,078.6	24.1%
Cost of products	68.6	66.5	3.2%
Interest expense	151.5	133.6	13.4%
Loss on extinguishment of debt	145.3	—	NM	(1)
Amortization of other intangible assets	66.6	63.9	4.2%

Total expenses	17,087.0	14,327.4	19.3%
Income before income taxes	882.8	1,025.7	(13.9%)
Income tax expense	226.6	334.5	(32.3%)

Net income	$656.2	$691.2	(5.1%)

Net income per diluted share	$2.16	$2.15	0.5%

Diluted shares	304.5	321.9	(5.4%)
Benefit expense as a percentage of premiums	84.9%	85.4%	(50	) bp
Selling, general and administrative expense as a percentage of total operating revenue	14.5%	13.7%	80	bp
Income before income tax expense as a percentage of total revenues	4.9%	6.7%	(180	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended
	September 30
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$49,509.5	$42,336.6	16.9%
Administrative fees	3,006.4	2,928.9	2.6%
Other revenue	360.6	191.7	88.1%

Total operating revenue	52,876.5	45,457.2	16.3%
Net investment income	482.8	507.0	(4.8%)
Net realized gains on investments	166.4	232.0	(28.3%)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(74.0)	(24.0)	208.3%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	0.9	3.4	(73.5%)

Other-than-temporary impairment losses recognized in income	(73.1)	(20.6)	254.9%

Total revenues	53,452.6	46,175.6	15.8%
Expenses
Benefit expense	41,656.3	35,849.8	16.2%
Selling, general and administrative expense
Selling expense	1,139.9	1,176.5	(3.1%)
General and administrative expense	6,275.6	5,149.6	21.9%

Total selling, general and administrative expense	7,415.5	6,326.1	17.2%
Cost of products	196.0	73.2	167.8%
Interest expense	456.9	360.3	26.8%
Loss on extinguishment of debt	145.3	—	NM	(1)
Amortization of other intangible assets	202.2	182.1	11.0%

Total expenses	50,072.2	42,791.5	17.0%
Income before income taxes	3,380.4	3,384.1	(0.1%)
Income tax expense	1,038.9	1,192.8	(12.9%)

Net income	$2,341.5	$2,191.3	6.9%

Net income per diluted share	$7.69	$6.63	16.0%

Diluted shares	304.5	330.7	(7.9%)
Benefit expense as a percentage of premiums	84.1%	84.7%	(60	) bp
Selling, general and administrative expense as a percentage of total operating revenue	14.0%	13.9%	10	bp
Income before income tax expense as a percentage of total revenues	6.3%	7.3%	(100	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,185.7	$2,484.6
Investments available-for-sale, at fair value:
Fixed maturity securities	17,538.0	16,912.9
Equity securities	1,484.9	1,212.4
Other invested assets, current	15.0	14.8
Accrued investment income	175.4	162.2
Premium and self-funded receivables	4,014.0	3,687.4
Other receivables	1,018.3	928.8
Income taxes receivable	152.3	228.5
Securities lending collateral	837.6	564.6
Deferred tax assets, net	367.9	243.2
Other current assets	1,807.8	1,829.0

Total current assets	29,596.9	28,268.4
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	437.8	431.5
Equity securities	30.3	30.1
Other invested assets, long-term	1,516.8	1,387.7
Property and equipment, net	1,806.5	1,738.3
Goodwill	17,497.6	17,510.5
Other intangible assets	8,921.6	9,102.8
Other noncurrent assets	456.0	486.1

Total assets	$60,263.5	$58,955.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,117.3	$6,174.5
Reserves for future policy benefits	60.2	61.3
Other policyholder liabilities	2,322.6	2,345.7

Total policy liabilities	8,500.1	8,581.5
Unearned income	939.7	896.8
Accounts payable and accrued expenses	3,301.2	3,132.5
Security trades pending payable	284.8	69.3
Securities lending payable	837.7	564.7
Short-term borrowings	350.0	250.0
Current portion of long-term debt	0.1	557.1
Other current liabilities	1,828.8	1,785.0

Total current liabilities	16,042.4	15,836.9
Long-term debt, less current portion	14,514.0	14,170.8
Reserves for future policy benefits, noncurrent	701.9	750.8
Deferred tax liabilities, net	3,322.9	3,381.0
Other noncurrent liabilities	874.2	1,013.2

Total liabilities	35,455.4	35,152.7
Shareholders’ equity
Common stock	3.0	3.0
Additional paid-in capital	10,769.4	10,853.5
Retained earnings	14,040.5	12,647.1
Accumulated other comprehensive (loss) income	(4.8)	299.1

Total shareholders’ equity	24,808.1	23,802.7

Total liabilities and shareholders’ equity	$60,263.5	$58,955.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2013	2012
Operating activities
Net income	$2,341.5	$2,191.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(166.4)	(232.0)
Other-than-temporary impairment losses recognized in income	73.1	20.6
Loss on extinguishment of debt	145.3	—
Loss on disposal of assets	5.1	1.6
Deferred income taxes	(12.0)	255.3
Amortization, net of accretion	592.7	474.8
Depreciation expense	78.4	72.8
Share-based compensation	103.7	123.7
Excess tax benefits from share-based compensation	(23.5)	(23.2)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(368.0)	(133.2)
Other invested assets	1.7	(26.6)
Other assets	51.6	(33.3)
Policy liabilities	(130.3)	(16.8)
Unearned income	42.9	(102.8)
Accounts payable and accrued expenses	95.9	(446.7)
Other liabilities	(78.0)	(57.5)
Income taxes	87.5	(79.5)
Other, net	(61.7)	(3.7)

Net cash provided by operating activities	2,779.5	1,984.8
Investing activities
Purchases of fixed maturity securities	(11,494.1)	(11,808.8)
Proceeds from sales and maturities of fixed maturity securities	10,246.4	9,781.2
Purchases of equity securities	(574.4)	(245.1)
Proceeds from sales of equity securities	575.2	312.3
Purchases of other invested assets	(207.9)	(153.7)
Proceeds from sales of other invested assets	53.0	25.4
Changes in securities lending collateral	(273.1)	171.5
Purchases of subsidiaries, net of cash acquired	—	(992.3)
Purchases of property and equipment	(408.1)	(375.1)
Proceeds from sales of property and equipment	—	0.4
Other, net	(3.8)	(0.9)

Net cash used in investing activities	(2,086.8)	(3,285.1)
Financing activities
Net proceeds from commercial paper borrowings	224.1	30.1
Net proceeds from short-term borrowings	100.0	92.0
Proceeds from long-term borrowings	1,250.0	4,935.2
Repayment of long-term borrowings	(1,801.9)	(1,251.2)
Changes in securities lending payable	273.0	(171.5)
Changes in bank overdrafts	72.3	(94.6)
Repurchase and retirement of common stock	(1,170.4)	(1,828.8)
Cash dividends	(337.5)	(280.0)
Proceeds from issuance of common stock under employee stock plans	374.9	86.7
Excess tax benefits from share-based compensation	23.5	23.2

Net cash (used in) provided by financing activities	(992.0)	1,541.1

Effects of foreign currency exchange rate changes on cash and cash equivalents	0.4	(0.3)

Change in cash and cash equivalents	(298.9)	240.5
Cash and cash equivalents at beginning of period	2,484.6	2,201.6

Cash and cash equivalents at end of period	$2,185.7	$2,442.1

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2013	2012	2012	2011	2010
(In millions)	(Unaudited)
Gross medical claims payable, beginning of period	$6,174.5	$5,489.0	$5,489.0	$4,852.4	$5,450.5
Ceded medical claims payable, beginning of period	(27.2)	(16.4)	(16.4)	(32.9)	(29.9)

Net medical claims payable, beginning of period	6,147.3	5,472.6	5,472.6	4,819.5	5,420.6
Business combinations and purchase adjustments	—	—	804.4	100.9	—
Net incurred medical claims:
Current year	41,547.0	35,860.9	48,080.1	47,281.6	45,077.1
Prior years (redundancies) [1]	(560.1)	(483.3)	(513.6)	(209.7)	(718.0)

Total net incurred medical claims	40,986.9	35,377.6	47,566.5	47,071.9	44,359.1
Net payments attributable to:
Current year medical claims	35,630.9	30,557.9	42,832.4	41,999.0	40,387.8
Prior years medical claims	5,415.2	4,798.4	4,863.8	4,520.7	4,572.4

Total net payments	41,046.1	35,356.3	47,696.2	46,519.7	44,960.2
Net medical claims payable, end of period	6,088.1	5,493.9	6,147.3	5,472.6	4,819.5
Ceded medical claims, end of period	29.2	29.3	27.2	16.4	32.9

Gross medical claims payable, end of period	$6,117.3	$5,523.2	$6,174.5	$5,489.0	$4,852.4

Current year medical claims paid as a percent of current year net incurred medical claims	85.8%	85.2%	89.1%	88.8%	89.6%
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	10.0%	9.7%	10.4%	4.5%	15.3%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.2%	1.0%	1.1%	0.5%	1.5%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	September 30, 2013	September 30, 2012	Change
Net income	$656.2	$691.2	(5.1%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($62.0)	($35.5)
Other-than-temporary impairment losses on investments	17.0	2.5
Loss on extinguishment of debt	94.4	—
Tax benefit from favorable tax election	(65.0)	—
Acquisition and integration related costs	—	13.9

Net adjustment items	($15.6)	($19.1)
Adjusted net income	$640.6	$672.1	(4.7%)

Net income per diluted share	$2.16	$2.15	0.5%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($0.20)	($0.11)
Other-than-temporary impairment losses on investments	$0.05	$0.01
Loss on extinguishment of debt	$0.31	—
Tax benefit from favorable tax election	($0.21)	—
Acquisition and integration related costs	—	$0.04
Per share rounding impact	($0.01)	—

Net adjustment items	($0.06)	($0.06)
Adjusted net income per diluted share	$2.10	$2.09	0.5%

	Nine Months Ended
(In millions, except per share data)	September 30, 2013	September 30, 2012	Change
Net income	$2,341.5	$2,191.3	6.9%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($108.2)	($150.8)
Other-than-temporary impairment losses on investments	47.5	13.4
Loss on extinguishment of debt	94.4	—
Tax benefit from favorable tax election	(65.0)	—
Acquisition and integration related costs	16.3	21.1
Litigation related items	—	24.0
Tax impact of non-deductible litigation related costs	—	41.4

Net adjustment items	($15.0)	($50.9)
Adjusted net income	$2,326.5	$2,140.4	8.7%

Net income per diluted share	$7.69	$6.63	16.0%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($0.36)	($0.46)
Other-than-temporary impairment losses on investments	$0.16	$0.04
Loss on extinguishment of debt	$0.31	—
Tax benefit from favorable tax election	($0.21)	—
Acquisition and integration related costs	$0.05	$0.06
Litigation related items	—	$0.07
Tax impact of non-deductible litigation related costs	—	$0.13

Net adjustment items	($0.05)	($0.16)
Adjusted net income per diluted share	$7.64	$6.47	18.1%

	Full Year 2013 Outlook
Net income per diluted share	At least $8.45
Add / (Subtract)—net of related tax effects:
Net realized gains on investments from the first nine months of 2013	(0.36)
Other-than-temporary impairment losses on investments from the first nine months of 2013	0.16
Loss on extinguishment of debt	0.31
Tax benefit from favorable tax election	(0.21)
Acquisition and integration related costs	0.05

Net adjustment items	(0.05)

Adjusted net income per diluted share	At least $8.40

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; our ability to integrate and achieve expected synergies and operating efficiencies in the AMERIGROUP Corporation acquisition within the expected timeframe or at all, as such integration may be more difficult, time consuming or costly than expected, revenues following the transaction may be lower than expected, and operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transaction; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.